EXHIBIT 8.1

[Letterhead of]
SNR Denton US LLP
Two World Financial Center
225 Liberty Street
New York, NY 10281-2699 USA

October 8, 2010

Turbosonic Technologies Inc. 550 Parkside Drive, Suite A-14 Waterloo, Ontario N2L 5V4 Canada

Re:	Registration Statement on Form S-1 File No. 333-169626

Ladies and Gentlemen:

We have acted as counsel to Turbosonic Technologies, Inc., a Delaware corporation (the “Company”) in connection with the distribution of non-transferable rights to subscribe for new shares of the Company’s common stock (the “Rights”) as discussed in the Company’s registration statement on Form S-1, as may be amended from time to time, (the “Registration Statement”), as filed on September 29, 2010 with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”).

We have reviewed the Registration Statement and such other documents and representations as we have deemed necessary or appropriate to enable us to render the opinion set forth below, and have assumed, with your permission, that all such facts and other information concerning the Rights offering were initially and are currently true, correct and complete and will continue to be true, correct and complete through the closing of the Rights offering and that the transactions contemplated by the Registration Statement will be consummated in accordance therewith and as described therein (and that no transaction or condition described therein and affecting this opinion will be waived or modified in any respect).  Our opinion assumes and is expressly conditioned on, among other things, the accuracy and completeness of the facts an other information set forth in the documents and representations referred to above.  We have also made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.

Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), as applicable Treasury regulations, rulings and decisions thereunder, and such other authorities as we have considered relevant, each as in effect on the date hereof, and may be affected by amendments to the Code or the Treasury regulations thereunder or by subsequent judicial or administrative interpretation thereof, any of which may have retroactive effect.  There can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.  We express no opinions other than as to the federal income tax laws of the United States of America.  This opinion does not address any state, local or foreign tax consequences that may result from the transactions contemplated by the Registration Statement.

Based on and subject to the foregoing, we confirm that the description under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement is our opinion as to the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the Rights and the receipt, ownership and sale of shares of the Company’s common stock received upon an exercise of Rights.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to our firm therein.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the SEC.

Very truly yours, /s/SNR Denton US LLP